SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-22349

(Check One)

[X] Form 10-K and Form 10-KSB  [ ] Form 11-K
[ ] Form 20-F  [ ] Form 10Q and Form 10-QSB  [ ] Form N-SAR

For Period Ended: December 31, 2002
                  -----------------

[ ] Transition Report on Form 10-K and Form 10-KS
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                ---------------

Nothing in this form shall be construed to imply that Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              -------------------


                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant:   IntelliReady, Inc.
                        -----------------------

Former name if applicable
                         ----------------------

Address of principal executive office (Street and number):  8400 East Prentice
                                                          ----------------------
Ave., Suite 1500
---------------------------

City, State and Zip Code:  Greenwood Village, CO 80011
                         ---------------------------------


                                     PART II

                             RULES 12b-25(b) and (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b),the following should be completed.

(Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will e filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b 25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company has not yet completed all requisites necessary to file a complete, 2001 Annual Report of Form 10-KSB, and the inability to file the report timely could not be eliminated without unreasonable effort or expense. The Annual Report on Form 10-KSB will be filed no later than the fifteenth calendar day following the prescribed due date.


                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Thomas J. Wiens              303              409-7716
          -------------------------------------------------------------
                 (Name)              (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                               [X] Yes  [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [X] Yes  [ ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               INTELLIREADY, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: March 31, 2003                  By  /S/ THOMAS J. WIENS
                                          --------------------------------------
                                          Thomas J. Wiens
                                          Chairman and Chief Financial Officer
                                          (Principal Financial Officer)/Director